LXM

Private & Confidential

1 August 2016

The Directors

HCi Viocare

Kintyre House, 209 Govan Road
Glasgow, Scotland,
UK G51 1HJ

Dear Sirs

Extension and amendment of Engagement Letter

1 We are writing this letter ("Extension") by way of extension of our appointment under our engagement letter with you dated 2nd February 2016 and signed by you on 8th February 2016 (the "Engagement Letter") and by way of amendment to the provisions of the Engagement Letter. Unless stated otherwise, all defined terms used in the Engagement Letter shall apply in this Extension.

2 In consideration of our continued engagement by the Company, it is agreed as follows:

2.1 Our appointment under the Engagement Letter has been extended beyond the Initial Term and the Engagement Letter (as amended by this Extension) shall continue in full force and effect for a time period of one (1) year as of the signature date below, unless terminated in writing by either LXM Finance or the Company at any time by giving one month's written notice of termination to the other, or as otherwise provided for in clause 5.3 of the Engagement Letter. The provisions of clause 5 of the Engagement Letter are amended accordingly.

2.2 The Fundraising shall not be capped at the amount of fifty million (50,000,000 €) Euros. Accordingly, the definition of Fundraising shall be amended and shall have no capped amount.

2.3 The scope of our engagement under the Engagement Letter is extended to include assisting the Company in connection with the possible sale of the Company's assets and/or parts of its business (including, inter alia, any option to sell and/or subsequent sale of any of the Company's assets and/or parts of its business) - any such sale referred to in this Extension as a "Sale". Any reference in the Engagement Letter to the provision of services applies equally to services relating to a Sale.

2.4 The Fee Schedule attached in the Engagement Letter is amended as follows:

The subsection (a) providing "a Retainer Fee of 12,500 Euros per month, payable in arrears" is deleted. For the avoidance of doubt, notwithstanding the said deletion, any outstanding amount of

LXM

Retainer Fee due and owing to LXM Finance as at the date of this Extension continues to be due and owing and shall be payable by the Company to LXM Finance.

An additional fee shall be payable by the Company to LXM Finance in relation to any Sale (and the Fee Schedule shall be amended accordingly by way of addition of the following provisions) as follows:

- a Sale Fee of 7% of the Purchase Amount (where "**Purchase Amount**" means any amount payable by or on behalf of an Introduced Purchaser attributable to or in relation to a Sale (and whether payable in relation to an outright sale and/or payable upon obtaining an option in connection with such sale and subsequent sale, or otherwise); and "**Introduced Purchaser**" means any person or entity introduced by or on behalf of LXM Finance to the Company)
- Such Sale Fee shall be payable to LXM Finance in cleared funds (to an account notified in writing by LXM Finance to the Company for such purpose) within 3 (three) Business Days after the date on which a Purchase Amount has been paid or committed by, or on behalf of, an Introduced Purchaser - and irrespective of whether or not the Engagement Letter (as amended by this Extension) has been terminated as at such date of payment or commitment by, or on behalf of, such Introduced Purchaser.

2.5 All other terms and conditions of the Engagement Letter (including the Terms), as amended by this Extension, shall continue to apply in force and effect.

Please sign and return a copy of this Extension on behalf of the Company to indicate that you accept the provisions set out in it.

Yours faithfully,

for and on behalf of

LXM Finance LLP

[signature] PARIS ZACHARIOU, DEPUTY CEO.

We hereby accept the provisions set out in this Extension and that the Engagement Letter shall be amended accordingly.

Signed for and on behalf of HCi Viocare

[signature]

Sotirios Leontaritis, CEO

Date August 1, 2016